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                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Realty Income Corporation:


We consent to incorporation by reference and to the reference to our firm
under the heading "Experts" in the Registration Statement No. 333-      on
Form S-3 of Realty Income Corporation of our report relating to the consolidated balance sheets of Realty Income Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the related Schedule III. Such report is dated January 24, 1997, except as to paragraph two of Note 11, which is as of February 24, 1997, and appears in the December 31, 1996 annual report on Form 10-K of Realty Income Corporation.

San Diego, California
August 25, 1997